Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Zheng Hui Industry Corporation
Daokou Industry Park, Yingli Town
Shouguang, Shandong, P.R. China 26217

We hereby consent to the use in the Prospectus constituting part of this Form S-1/A-1 Registration Statement of our report dated June 7, 2010 relating to the combined balance sheets of Zheng Hui Industry Corporation and subsidiaries as of December 31, 2009 and 2008 and the related combined statements of operations and comprehensive income, stockholders' equity and cash flows for the two fiscal years ended December 31, 2009 and 2008 which appear in such Registration Statement.

We also consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ EFP Rotenberg, LLP

EFP Rotenberg, LLP
Rochester, New York
August 24, 2010